Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston MA 02210 goodwinlaw.com +1 617 570 1000

March 25, 2024

AVROBIO, Inc.

100 Technology Square

Sixth Floor

Cambridge, MA 02139

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-277048) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AVROBIO, Inc., a Delaware corporation (the “Company”), of up to 104,564,992 shares (subject to adjustment based on the final exchange ratio as described in the Registration Statement, the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), to be newly issued and sold by the Company. The Shares are being issued to the stockholders of Tectonic Therapeutic, Inc., a Delaware corporation (“Tectonic”) pursuant to the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024, by and among the Company, Alpine Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Tectonic (as may be amended and/or restated from time to time, the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Tectonic in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

AVROBIO, Inc.

March 25, 2024

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP